                                                                    EXHIBIT 10.4

               EMPLOYMENT TERMS AND CONDITIONS FOR THE POSITION OF
                    DIRECTOR OF THE IRREGULAR ASSETS DIVISION

      The present agreement for the position of the Irregular Assets Division Director is effective on July 1, 2003. This Agreement is entered into by and between Banco Santander Puerto Rico (hereafter, the "Bank"or "Santander") and Mr. Bartolome Velez (hereafter the "Director")

      1.    TERMS AND CONDITIONS

            The Director will dedicate all his efforts and the necessary time needed to meet the objectives established by the Bank and will perform the duties indicated by his immediate supervisor. These duties may change from time to time, when the supervisor so states and according to the operational and business needs of the Bank. The objectives and goals of the position to be held will be established by the immediate supervisor during the initial weeks of employment. The Director must comply with these goals and objectives or therefore be subject to the progressive discipline in relation to the efficiency and/or performance of his tasks.

            The Director agrees to fully comply with the norms, procedures, and policies of the Bank.

            The Bank relied on the truthfulness of the information and the data provided by the Director on the job application and other job entry forms and he may be fired at any time if upon verification it becomes apparent that information provided in the forms has been omitted and/or submitted incomplete and/or is false.

            The Bank reserves the right to modify functions, conditions, and terms of employment as hereby stated, to conform to any needs that may arise in the institution. Such changes will be notified in writing to the Director, so that he may comply with the new requirements.

      2.    COMPENSATION AND BENEFITS

            Effective by the date of this agreement, the Bank will compensate the Director with a gross yearly salary of $250,000.00 and other conditions stated in the job offering (Attachment). The amount of $50,000.00 will be paid as a hiring bonus. The Director will return 100% of the hiring bonus if the work relationship is voluntarily terminated during the first year of service. In the case that the work relationship is voluntarily terminated during the second year of service, the Director will return 50% of this bonus. The Christmas Bonus will be awarded by complying with applicable law and if the Board of Directors approves it annually. The Director will be also participating in the Deferred Compensation Program, as so established for his position, as long as he complies with the objectives and the goal established and is an active employee at the time of the award. For the year 2003, a minimum productivity bonus of $50,000.00 is guaranteed.

            In addition to the salaries and compensations previously stated, the Director will be provided with the following benefits: Medical Plan (the contribution will be in accordance to the benefits coverage chosen), life insurance, retirement plan, 401-K plan , and all those applicable to regular bank employees, subject to its individual policies.

            The previously mentioned payments in the Compensation, Salaries and Benefits items are subject to the legal deductions applicable under local and federal statutes.

      3.    TRADE SECRETS

            During the course of business the Director will have access to confidential documents, lists of clients information, potential clients, marketing strategies, and other policies and materials which constitute for the Bank information related to and for the business, which for all intended purposes constitute confidential information. This confidential information is property of the Bank. The Director cannot disclose directly or indirectly such information, with the exception if a business requires should arise and in which case the immediate supervisor's authorization is necessary.

            Upon resignation or on work termination, we require from you the complete protection of the confidential and privileged business information, and to abstain from its disclosure for your own benefit, your new employer, or third parties. This information includes, without any limitation, trade secrets, proprietary information of the Bank, of its affiliates and subsidiaries, confidential matters, operational methodology, list of clients or potential clients, business relationships, banking products, strategies, tactics, business plans, data bases, development of computer programming, financial information, financial statements, account balances, profit margins, stock ownership, financial studies, market studies, marketing strategies, and other of similar nature.

            If the Director breaches any of the previously mentioned dispositions, of not revealing or not utilizing confidential information, the Bank will have the right to request an "injunction" (permanent or preliminary) in order for the Director to cease and desist of this practice, and to abstain from incurring in this type of previously mentioned conduct. The remedies available to the Bank in this situation range from breach of contract, as well as to indemnify damages, among others.

      4.    TERMINATION

            Shall be subject to the local and federal dispositions, which regulate the termination of an employee in Puerto Rico. The Bank will decide if it will provide a monetary compensation, in the case of termination, as a special aid in returning to the job market.

            In accordance to Law Number 80 of May 30, 1976, as amended, if the Director does not comply with the goals and objectives , as well as not meeting with the assigned quotas , inefficiency or any other type of violation as so stated in the Manual of General Norms of Work and Conduct for the Bank will be admonished according to its dispositions.

            The Bank may rescind this contract without any justification establishing an amount of $250,000.00 as compensation and thus liberating the Bank of any type of claim or cause of action. The Director may terminate this contract by means of a verbal and written prior 30-day notice.

      5.    APPLICABLE LAW

            This contract shall be governed by and construed under the laws of the Commonwealth of Puerto Rico.

      6.    SEVERABILITY

            In the event that any competent court declares any part, condition, or disposition of this contract legally null or ineffective, such determination will not affect the validity of the other dispositions in this contract, which will be in full force and vigor. Also, the parties consent to have a competent court modify , alter, amend, or interpret any part of this contract in respect to that particular disposition.

      7.    ENTIRE AGREEMENT AND ACCEPTANCE

            The parties accept that this contract contains all the agreements among them and so sign it freely and voluntarily.

            Given, in San Juan, Puerto Rico on June 16, 2003.

            ________________________                    _____________________
            Human Resources Director                    Director
            By: /s/ Ivonna Pacheco                      By:/s/Bartolome Velez